Exhibit 4.2

Contract no:

Coal Train Convoy Service Contract

Party A: Yanzhou Coal Mining Company Limited

Party B: Shandong Yankuang Security Service Company Limited

Place of contract signing: Zoucheng city, Shandong province

Date of contract signing: 27 March 2015

Party A: Yanzhou Coal Mining Company Limited

Party B: Shandong Yankuang Security Service Company Limited

Pursuant to the Contract Law of the People’s Republic of China, the Regulations of the Administration of Security of the People’s Republic of China and other relevant laws and regulations, Party A and Party B reach the following agreement on the coal train convoy service based on the principles of “Equality and mutual benefit, utilizing complementary advantages” after arm’s length negotiation for joint compliance.

I.	Service contents

(1) Service scope: Party A will assign the coal train transportation convoy service of Xinglongzhuang coal mine, Baodian coal mine, Dongtan coal mine, Nantun coal mine, Beisu coal mine, Jining II coal mine, Jining III coal mine, as well as the servicing area of the regional railway network to Party B; and Party B will build a security transport team with security qualification to provide convoy and guarding services at the designated time and place as required by Party A.

(2) Service requirements: No loss of theft (robbery) of coal throughout the train transportation.

II.	Rights and obligations of both parties

(1) Rights and obligations of Party A

1. Party A has the rights to carry out supervision, inspection and assessment of the transport services provided by Party B, and the right to request Party B to rectify any of its acts violating the provisions of this contract.

2. The convoy staff sent by Party B should have strong sense of responsibility with good physical health, if Party A finds any convoy staff sent by Party B is not suitable for carrying out the convoy service, Party A has the right to ask Party B to replace him with another staff.

3. Party A is obliged to inform Party B the time, place of dispatch, destination, route, quantity of cargo and matters requiring attention at least 3 hours in advance.

4. Party A should ensure that the car bodies of the transport vehicles are complete and that they are in good technical conditions, clean and tidy, and that the car doors are closed firmly, and they should carry out the necessary work to secure the car doors, and adopt the necessary prevention measures for the cargo to be carried to meet the normal requirements of the convoy transportation of Party B.

5. Party A should start transportation according to the time of convoy as notified to eliminate and avoid as much as possible any delay in transportation commencement and stoppage of transportation during the journey etc.

6. Party A should provide the necessary venues as for working and rest purposes to the convoy staff of Party B of the starting point and destination of convoy transportation free of charge.

7. Full amount of the fee shall be paid at the time specified in this contract.

8. A mechanism of joint prevention, mutual guarding and administration of the territory concerned is implemented for the convoy transportation work. In case of major theft or robbery, Party A should actively send the security guard staff of the place concerned to cooperate with Party B to handle the matters.

9. Party A should actively cooperate with Party B to carry out work measures which are beneficial for train convoy service.

(2) Rights and obligations of Party B

1. Party B shall be an entity incorporated in accordance with the law which has legal person status with the relevant qualifications and it is capable of undertaking civil liabilities.

2. Party B shall buy casualty and injury insurance etc for the employees responsible for the convoy services.

3. The convoy staff sent by Party B shall abide by the rules and regulations agreed by both parties.

4. Party B has the right to receive the full amount of the settlement fee and to use it at its will according to the time agreed in the contract.

5. Party B has the right not to accept any service item not specified in the contract and any unreasonable request.

6. The tools and vehicles required for convoy transportation shall be provided by Party B itself.

7. Party B is obliged to adopt several security guard transportation methods such as convoy in vehicle, patrolling in the journey, waiting in key locations etc to reduce the occurrence of theft or robbery of coal during the transportation process to the largest extent.

8. Party B shall not assume any liability in respect of any losses of Party A due to force majeure such as natural disasters etc during the security transportation service period.

III.	Delineation of obligations

(1) Party A shall be responsible for the security guard work when the train is inside the railway station of the starting place, before the transportation commencement and after the train arrival at the destination. Party B shall be responsible for the security guard work for the period after the transportation commencement and before the arrival of the train at the railway station.

(2) Party B shall assume the liability for any losses of casualty and property due to the violation of the requirements of security transportation, violation of transport regulations of the convoy staff or vehicles during the convoy transportation service provided by Party B to Party A; Party A and Party B shall assume their respective liabilities for any losses of casualty and property caused by the poor coordination and cooperation between them based on their attributable responsibilities; Party A shall assume the entire liability for any losses of casualty and property arising from the instructions of Party A violating the agreement or its unreasonable request.

(3) Party B will receive detailed information in connection with the convoy transportation task at least 3 hours in advance, Party B shall not assume any liability for failing to perform the contract as usual as a result of the delay of Party A in providing information.

(4) Both parties shall negotiate and arrive at a relevant contingency plan and set up an effective joint emergency handling mechanism for contingencies which may occur during the performance of the contract.

IV.	Fee settlement

(1) Acceptance and handover

Party A shall carry out the packaging and sealing of the cargo according to the provisions of the “Rules for Unloading and Securing of Rail Cargos” (Tie Yun [2006] No. 161), the “Rules for the Administration of Rail Freight in Mining Areas” and the “Transport Agreement of National Railway Zou cheng to Fucun Session” etc, Party B shall be responsible for designing the acceptance list, the handover staff of both parties shall jointly confirm the quantity of goods packed and sealed, the type of coal, the weight of cargo and fill in the cargo dispatch and acceptance list at the site; after the cargo has arrived, the cargo arrival acceptance list shall be filled in, which shall be signed by both parties as confirmation, and such list shall be used as the basis of monthly settlement of fees.

(2) Assessment and settlement

After negotiation, both parties have agreed that the salary, consumption and depreciation of materials and equipments and other costs and expenses incurred by Party B plus a reasonable profit shall be the basis for determining the payment of the fee for train convoy service by Party A to Party B.

Such fee shall be settled according to the weight of the cargo dispatched at unit price of RMB2.35/tonne provided that Party B transported the coal to the destination safely without any loss of theft (robbery) of coal during the journey, and that the difference between the weight of the cargo upon arrival and the weight of the cargo at the time of dispatch is within the range specified by the company or agreed in the contract as reasonable natural wear and tear.

(3) Payment of fee

The fee for train convoy services shall be settled between both parties once a month, Party A shall make a one-off payment of the service fee for the previous month to Party B by cash or bank transfer before the 10th of the following month, based on the assessment results approved by both parties.

(4) Supervision and coordination

The acts of contract such as the assessment, acceptance and settlement of both Party A and Party B shall be supervised, inspected and guided by their joint parent company - Yankuang Group Company Limited, which also assists them to deal with external relationship and coordinate to resolve major issues.

V.	Service period

The validity period of this contract is from 1 February 2015 to 31 March 2016, which shall take effect from the date on which both parties sign and affix their seals. This contract is on long term basis and shall be negotiated and signed annually. The next contract shall be entered into 30 days before the expiry of the existing contract.

VI.	Default liability

(1) Party B shall make full compensation to Party A for any losses of Party A due to theft (robbery) of coal during the convoy transportation journey.

(2) If Party A does not pay the full amount of the service fee in time according to the time specified in the contract, it shall pay interest for the delay to Party B at 3% of the total service fee of the current month for each day of delay; if Party A causes Party B to suffer other losses, Party B has the right to demand Party A to compensate for the losses.

(3) Party B shall bear the default liability at 3% of the total service fee of the current month if it fails to provide the convoy transportation service in time with the exception of special poor weather conditions etc under which apparently Party B cannot provide the convoy transportation safely.

(4) If Party A has delayed to commenced the transportation or stopped the transportation during the journey, it shall pay a service delay fee to Party B at 3% of the total service fee of that batch of cargo for each delay or stoppage during the journey, such amount shall be calculated by the time of the delay or stoppage during the journey based on the “Confirmation Slip of Service Delay” signed and confirmed by both parties.

(5) If any party violates the other terms specified in this contract, it shall bear the default liability at 3-10% of the total service fee of the three previous months already settled according to the degree of seriousness of the default. If this is insufficient to indemnify the losses of the other party, the party suffering the losses has also the right to demand the defaulting party to make compensation according to the amount of the losses.

(6) All the disagreement, disputes between Party A and Party B arising from the performance of this contract and related matters shall be negotiated by both parties with a friendly attitude, if the negotiation fails, their joint parent company Yankuang Group Company Limited shall assist them to resolve the issues.

VII.	Supplemental provisions

(1) For matters not covered by this contract, both parties can enter into a supplemental agreement after they have negotiated and reached an agreement, that supplemental agreement shall have the same legal effects as this contract.

(2) If both parties cannot continue to perform this contract due to force majeure or the policy adjustments of Yankuang Group Company Limited, both parties can rescind this contract without any liability.

(3) This contract is made in quadruplicate, with two originals and two copies, which have the same legal effects.

(4) This contract shall take effect from the date on which both parties sign and affix their seals, all the terms shall be void automatically after they have been performed.

Party A: Yanzhou Coal Mining Company Limited

Signature of representative:

Party B: Shandong Yankuang Security Service Company Limited

Signature of representative:

Signed on: 27 March 2015

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